As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-239558

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APACHE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	41-0747868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 (713) 296-6000	P. Anthony Lannie Executive Vice President and General Counsel Apache Corporation One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 (713) 296-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rajesh Sharma Corporate Secretary Apache Corporation One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 (713) 296-6000	John B. Clutterbuck Courtney Cochran Butler Hunton Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-239558) (the “Registration Statement”) filed by Apache Corporation (“Apache”) with the Securities and Exchange Commission (the “Commission”) on June 30, 2020 is being filed to deregister all securities of Apache that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On March 1, 2021, Apache implemented a holding company reorganization pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 1, 2021, among Apache, APA Corporation, a Delaware corporation (“APA”), and APA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which resulted in APA becoming the direct parent company of Apache and replacing Apache as the public company trading on the Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “APA” (the “Reorganization”).

Pursuant to the Merger Agreement, Merger Sub merged with Apache, with Apache surviving as a direct, wholly-owned subsidiary of APA (the “Merger”). At the effective time of the Merger, each outstanding share of Apache’s common stock, par value $0.625 per share (“Apache Common Stock”), was automatically converted into one share of APA’s common stock, par value $0.625 per share (“APA Common Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Apache Common Stock immediately prior to the Merger. Accordingly, upon consummation of the Merger, Apache stockholders automatically became stockholders of APA, on a one-for-one basis, with the same number and ownership percentage of shares of the same class as they held in Apache immediately prior to the effective time of the Merger. The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.

As a result of the Reorganization, APA became the successor issuer to Apache pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Apache requested that the Nasdaq file with the Commission an application on Form 25 to delist the Apache Common Stock from the Nasdaq and deregister the Apache Common Stock under Section 12(b) of the Exchange Act. Apache also intends to file a certificate on Form 15 requesting that the Apache Common Stock be deregistered under the Exchange Act and that Apache’s reporting obligations under Section 15(d) of the Exchange Act be suspended (except to the extent of the succession of APA to the Exchange Act Section 12(b) registration and reporting obligations of Apache). Accordingly, Apache has terminated all offers and sales of its securities registered for issuance on the Registration Statement that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this first day of March, 2021.

APACHE CORPORATION

By:	/s/ John J. Christmann IV
John J. Christmann IV
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated:

Signature	Title

/s/ John J. Christmann IV	Chief Executive Officer, President, and Director
John J. Christmann IV	(Principal Executive Officer)

/s/ Stephen J. Riney	Executive Vice President, Chief Financial Officer, and Director
Stephen J. Riney	(Principal Financial Officer)

/s/ Rebecca A. Hoyt	Senior Vice President, Chief Accounting Officer, and Controller
Rebecca A. Hoyt	(Principal Accounting Officer)

/s/ D. Clay Bretches	Director
D. Clay Bretches

/s/ David A. Pursell	Director
David A. Pursell

/s/ Mark D. Maddox	Director
Mark D. Maddox